Exhibit 99

Megola Inc. Retains Regal Capital Partners, LLC for Investor and Market Relations

POINT EDWARD, ONTARIO - November 28, 2008 - Megola Inc. (Other OTC:MGOA.PK - News) announced the selection of Regal Capital Partners, LLC to direct its shareholder, marketing, and public relations campaign.

Joel Gardner, president and CEO of Megola, Inc., stated: "With the advent of our Hartindo Line of Anti-Fire Products in the North American Market we felt it was essential to enlist the market and public relations expertise of an organization such as Regal Capital Partners, LLC. While sharing Megola’s news through press releases has been an effective way to keep our shareholders informed of the company’s story, the time has come to be aggressively proactive in disseminating our business plans and environmental technology initiatives to the retail market to attract new investors."

The basic services to be performed by Regal Capital Partners, LLC for the duration of the agreement will include, but not be limited to, the following:

▪	Analyze Megola Inc.’s needs with respect to public relations, investor relations and market relations.

▪	Oversee and facilitate any and all investor relations, public relations and market relations organizations which are engaged by Megola Inc.

▪	Consult and assist Megola Inc. in developing and implementing appropriate plans and means for presenting Megola Inc. and its business plans, strategy and personnel to the financial community.

▪	Assist and advise Megola Inc. with respect to its relations with investment professionals.

▪	Otherwise perform as Megola Inc.'s consultant for public relations, investor relations and market relations.

▪	Assist and advise Megola Inc. in introduction to market makers, investment banking and small cap firms.

▪	Assist and advise Megola Inc. in the process of potentially moving from the Pink Sheets to the OTCBB.

For undertaking this engagement and for other good and valuable consideration, Megola Inc. agrees to cause to be delivered to Regal Capital Partners, LLC 1,500,000 restricted shares of Megola Inc.'s Common Stock (the “Shares”, and sometimes referred to as the “Commencement Bonus”) with Piggy Back registration rights. Shares are in lieu of a $400,000 payment and are based at $0.2666 pps. Megola Inc. understands and agrees that Regal Capital Partners, LLC has foregone significant opportunities to accept this engagement. The Shares issued as a Commencement Bonus, therefore, constitute payment for Regal Capital Partners, LLC 's agreement to consult to Megola Inc. and are a nonrefundable, non-apportion able, and non-ratable retainer; such shares of common stock are not a prepayment for future services.

Upon the Effective Date, Megola Inc. shall issue to Regal Capital Partners, LLC an aggregate 3,000,000 restricted common stock purchase warrants (the “Warrants”), exercisable within the 1 year period following vesting, containing the following vesting dates, cash exercise prices and allocation amounts:

Vesting Date	Exercise Price	Warrants/ Common Shares
Effective Date	$0.15	1,000,000

90 Days After
Effective Date	$0.25	1,000,000

180 Days after
Effective Date	$0.40	1,000,000

About Regal Capital Partners, LLC:

Specializing in, but not limited to, representing companies in the industry of renewable resources, Regal Capital Partners identifies emerging companies within industry segments poised for rapid growth and exceptional profits. Regal engages its clients once a company becomes commercially operational, has a functional management team, and has an executable business plan that will be exciting to public markets. The partnership’s broad experience working closely with both public and private companies helps it identify the right business models and products that sustain growth and profitability beyond a five year horizon.

For more info on Megola Inc., please visit www.megola.com

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

  Megola Inc.
  Daniel Gardner
  1 888 558 6389
  IRinfo@megola.com